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                                                                    EXHIBIT 10.1

                          DESCRIPTION OF DIRECTORS AND
                      NAMED EXECUTIVE OFFICERS COMPENSATION

NON-EMPLOYEE DIRECTORS COMPENSATION

The compensation payable to all of the Company's non-employee directors, other than William Kaplan, is as follows:

        o   An annual cash retainer of $30,000;

        o An additional annual cash retainer of $12,500 for the chair of the Audit Committee and $5,000 for each other member of the Audit Committee;

        o An additional annual cash retainer of $5,000 for the chair of the Compensation Committee and $2,500 for each other member of the Compensation Committee;

        o An additional annual cash retainer of $3,500 for the chair of the Nominating and Corporate Governance Committee and $2,500 for each other member of the Nominating and Corporate Governance Committee; and

        o An additional annual cash retainer of $100,000 for the Company's Lead Director, Eli J. Segal.

In addition, other than Mr. Kaplan, non-employee directors each receive an annual stock option grant pursuant to the Company's 2002 Stock Option Plan. The amount of shares subject to the option grant and the exercise price will be determined by the Company's Board of Directors in August 2005. Mr. Kaplan will not receive any compensation in 2005 for serving as a director of the Company.

NAMED EXECUTIVE OFFICERS COMPENSATION

The following discussion relates to the Company's Chief Executive Officer and each of the executive officers who were named in the Summary Compensation Table in the Company's Proxy Statement for its 2005 Annual Meeting of Shareholders and those executive officers who are expected to be named in the Summary Compensation Table in the Company's Proxy Statement for its 2006 Annual Meeting of Shareholders (the "Named Executive Officers").

Effective January 10, 2005, Jeffrey C. Gerstel joined the Company as Executive Vice President, Store Operations. Mr. Gerstel will be paid a base salary of $215,000 per year.

On February 21, 2005, the Board of Directors of the Company reaffirmed the current annual salaries of each of the following executive officers in the respective following amounts:

         Name                                 Salary
         ---------------------                ---------
         John E. (Jack) Parker                $ 450,000
         Lawrence H. Fine                     $ 350,000
         Leslie H. Gordon                     $ 244,625
         Patricia A. Parker                   $ 215,000
         Janet Parker                         $ 175,000

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        Bonus compensation is paid annually to the Named Executive Officers and is dependent upon A.C. Moore achieving certain financial goals as approved by the Company's Compensation Committee at the beginning of the year. On April 19, 2005, the Compensation Committee approved the 2005 Bonus Plan, which is not set forth in a written agreement, for certain management-level employees, including the Named Executive Officers. Under the 2005 Bonus Plan, if the Company achieves certain pre-tax profit targets approved by the Compensation Committee, the Company will pay bonuses to eligible participants at pre-determined amounts which increase as the Company's pre-tax profit increases. The amounts paid to eligible participants vary based upon that participant's job responsibility. The pre-tax profit targets approved by the Compensation Committee are based on the Company's pre-tax profit before any potential impact from the expensing of stock-based compensation as a result of FASB Statement No. 123(R). In addition, the Compensation Committee may also approve discretionary bonuses to each Named Executive Officer based upon his or her level of responsibility, contribution to A.C. Moore's performance and individual performance during the year.

        The Named Executive Officers are also eligible to:

    o participate in the Company's 2002 Stock Option Plan and its 1997 Employee, Director and Consultant Stock Option Plan; and

    o participate in the Company's broad-based benefit programs generally available to its salaried employees, including health and life insurance programs, and qualified 401(k) plan.

In addition, certain of the Named Executive Officers receive automobile allowances and other personal benefits. The aggregate amount of such personal benefits received by each Named Executive Officer is less than $25,000 or 10% of the total annual salary and bonus compensation received by each respective Named Executive Officer.